UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FIFTH STREET SENIOR FLOATING RATE CORP.
(Name of Registrant as Specified in Its Charter)

IRONSIDES PARTNERS SPECIAL SITUATIONS MASTER FUND II L.P. IRONSIDES PARTNERS LLC IRONSIDES P FUND L.P. ROBERT C. KNAPP RICHARD W. COHEN
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IRONSIDES URGES FIFTH STREET SENIOR FLOATING RATE CORP. STOCKHOLDERS
TO SUPPORT ITS SLATE AND A SALE OF THE COMPANY

Sends Letter Urging Stockholders to Vote GREEN Proxy Card Today

BOSTON, March 28, 2016 – Ironsides Partners LLC and its affiliates (collectively, “Ironsides”), one of the largest stockholders of Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR) (“FSFR” or the “Company”) with a combined ownership interest of approximately 6.4% of FSFR’s outstanding shares has mailed a letter to FSFR stockholders.

(See: Ironsides’ Letter to FSFR Stockholders)

The letter urges stockholders to vote the GREEN card “FOR” the election of Robert C. Knapp and Richard W. Cohen to FSFR’s Board of Directors and “FOR” the termination of the investment advisory agreement with FSFR’s external manager, Fifth Street Management LLC (“FSM”) at FSFR’s Annual Meeting of Stockholders on April 7, 2016. In addition, the letter stresses that immediate change is needed at FSFR and that a sale of the Company is the best way to deliver value to FSFR stockholders.

For questions or assistance in voting your shares, please contact:

OKAPI PARTNERS LLC
1212 Avenue of the Americas, 24th Floor
New York, N.Y. 10036
(212) 297-0720
Stockholders Call Toll-Free at: (855) 305-0856
E-mail: fixFSFR@okapipartners.com

About Ironsides

Ironsides Partners LLC is an investment management firm and SEC-registered investment adviser based in Boston, Massachusetts. The firm was founded in 2007 by Robert C. Knapp, who serves as Managing Director.

Media Contact:
Sard Verbinnen & Co.
Paul Caminiti/Meghan Gavigan/Amanda Klein
(212) 687-8080

Investor Contact:
Okapi Partners LLC
Bruce Goldfarb/Charles Garske
(212) 297-0720
fixFSFR@okapipartners.com

Ironsides has filed with the SEC, and mailed to stockholders, a definitive proxy statement with respect to its solicitation of proxies for the 2016 annual meeting of Fifth Street Senior Floating Rate Corp.   The definitive proxy statement and other documents filed by Ironsides with the SEC may be obtained free of charge at the SEC's website at www.sec.gov or by contacting Okapi Partners at fixFSFR@okapipartners.com. Investors should read the definitive proxy statement and related materials carefully before making any voting decision because they contain important information.

March 28, 2016 IRONSIDES PARTNERS LLC URGES VOTE FOR CHANGE AT FSFR NOW Dear Fellow FSFR Stockholder, FSFR’s annual meeting is fast approaching — please join Ironsides in a key step toward restoring stockholder value. Your vote FOR the election of Robert C. Knapp and Richard W. Cohen to the FSFR Board and FOR the termination of the investment advisory agreement with FSM is critical. Vote the GREEN proxy card today. VOTE TO SELL THE COMPANY AND NARROW THE DISCOUNT Vote FOR the election of Ironsides’ nominees Vote FOR the termination of the investment advisory agreement with FSM Imagine what FSFR could achieve if sold.* Even if FSFR were acquired at a 10% discount to NAV, the result would be an immediate 35% gain to stockholders. *The Ironsides nominees will advocate for a sale or other business combination transaction to eliminate or materially reduce the discount to NAV. While not assured, the benefits of a such a transaction make it worth pursuing aggressively. FSFR NEEDS CHANGE BECAUSE: GROSS UNDERPERFORMACE UNJUSTIFIED INCENTIVE FEES HORRIBLY DILUTIVE STOCK OFFERING FSFR has experienced dismal peformace since its IPO in July 2013. FSFR paid FSM $8.3 million in incentive fees*as stockholder value nosedived. FSFR issued 22.8 million shares at a 15% discount to Net Asset Value (NAV) – more than 13.4x the most dilutive example provided to stockholders. JULY 11, 2013 $15/SHARE  MARCH 8, 2016 $7.57/SHARE FSFR PAID  FSM ADVISOR FSM 22.8M SHARES at 15% discount to NAV were actually issued more than the most dilutive example provided to stockholders 1.7M SHARES at 25% discount to NAV was the most dilutive example provided to stockholders 50% PRICE LOSS in a few short years These unjustified payments should not be tolerated: FSM MUST BE TERMINATED STOP VALUE EROSION Vote FOR our directors *through December 30, 2015 OVER

DO NOT BELIEVE WHAT FSFR IS TELLING YOU What FSFR Claims1 What You Should Ask FSFR has rigorous processes in place to protect stockholder value. Why then has FSFR’s share price lost 50% in the last 2.5 years? FSFR has generated strong credit performance since inception, posting cumulative realized gains. Why then is the cumulative total return, what stockholders actually make, negative 37%? The scale of the FSAM platform with its experienced investment and origination teams allow for strong asset selectivity given the large amount of opportunities considered for investment. Why then has FSFR’s NAV declined by 25% since its IPO? FSFR maintains an expense and efficiency ratio that beats its peers. Why then does proxy advisory firm Glass, Lewis say FSFR’s “...expenses are excessive compared to its closest peers and are misaligned with the Company’s recent financial performance?”2 (1) All FSFR claims taken from FSFR Presentation filed with the Securities and Exchange Commission on 3/18/16 (2) As taken from Glass, Lewis & Co., LLC report dated 3/21/16. Permission neither sought nor obtained from Glass, Lewis. IMMEDIATEACTION IS NEEDED — NOW IS THE TIME FOR STOCKHOLDERS TO CALL FOR CHANGE SIGN AND RETURN THE DISCARD WHITE PROXY CARDS For questions or assistance in voting your shares, please contact: Okapi Partners LLC 1212 Avenue of the Americas, 24th Floor New York, NY 10036 (212) 297-0720 Stockholders Call Toll–Free: (855) 305-0856 Email: fixFSFR@okapipartners.com